UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report: March 7, 2005 (Date of earliest event reported):

VISUAL NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23699	52-1837515

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2092 Gaither Road

Rockville, Maryland 20850
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (301) 296-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into Material Definitive Agreement.

     Item 5.02 is incorporated herein by reference.

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On March 7, 2005, Visual Networks, Inc. (“Visual Networks”) announced that it has appointed Mark B. Skurla to become the new Executive Vice President, Worldwide Sales of Visual Networks Operations, Inc. (the “Company”), the wholly-owned operating subsidiary of Visual Networks. Pursuant to an employment agreement with Mr. Skurla dated as of February 15, 2005, Mr. Skurla will serve as the Company’s Executive Vice President, Worldwide Sales for a one-year term beginning March 7, 2005. Mr. Skurla’s employment agreement provides for an annual base salary of $225,000, plus certain other incentives and benefits. Mr. Skurla is eligible to receive an annual bonus of up to $175,000 upon the achievement of certain performance metrics. If the Company terminates Mr. Skurla’s employment agreement without cause or if Mr. Skurla terminates the employment agreement with good reason, Mr. Skurla is entitled to receive severance pay in an amount equal to six months of his then-applicable base salary payable in accordance with the Company’s normal payroll practices. Subject to approval by Visual Networks’ Board of Directors, Mr. Skurla will be granted non-statutory stock options to purchase 100,000 shares of Visual Networks’ common stock.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1	Press Release dated March 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISUAL NETWORKS, INC.

By:	/s/ Donald E. Clarke

Donald E. Clarke Executive Vice President and Chief Financial Officer

Dated: March 7, 2005

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated March 7, 2005.